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                                                                   Exhibit 10.37

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This is the first amendment (the "First Amended Agreement") to that certain Amended Employment Agreement (the "Agreement") dated as of the 20th day of September, 2002, between Mpower Communications Corp., a Nevada corporation (the "Company") and Russell I. Zuckerman ("Executive").

The Company and Executive, for and in consideration of the promises, terms and conditions contained herein, do hereby agree to make the following amendments to the Agreement.

1. Section 3.01 is deleted in its entirety, and replaced by the following:

"3.01 FIXED SALARY. Commencing on April 7, 2003 and during the Term, as compensation for your services, the Company shall pay you a salary at the rate of $180,000 per annum (the "FIXED SALARY") in equal bi-weekly installments less appropriate payroll deductions as required by law. The Fixed Salary shall be reviewed at least annually by the CEO or such other persons as appointed by the CEO and may be increased, but not decreased as a result of such review."

2. Section 3.04 of the Agreement is amended by deleting subparagraph (b) and adding the following:

"(b) Not later than March 18, 2003 or such later date as may be required by any federal or state regulatory authority (the "Grant Date"), you shall be granted stock options to purchase three shares of the Company's common stock for every annualized dollar of salary reduction sustained pursuant to this Agreement (the "New 2003 Options"). Subject to the requirements of any federal or state regulatory authority, such New 2003 Options shall (i) have an exercise price equal to $0.19 per share; (ii) vest in six equal installments commencing on April 30, 2003 and on the last day of each month thereafter through September 30, 2003; (iii) have a term (the "Option Term") of ten years from the Grant Date; (iv) remain exercisable, to the extent vested on the Termination Date, for five years after the termination of your employment with the Company for any reason, but in no event after the expiration of the Option Term; and (v) be non-qualified options within the meaning of the Internal Revenue Code.

By way of example, if your salary is reduced by $10,000.00 annually pursuant to this Agreement, you shall receive 30,000 options at an exercise price equal to $0.19 per share, with those options vesting as follows: 5,000 on April 30, 2003 and 5,000 on May 31, June 30, July 31, August 31, and September 30, 2003.

(c) All of Executive's unexercised stock options as of the Effective Date, other than the New Options (the "Existing Options") shall be amended so that they remain exercisable, to the extent vested on the Termination Date, for five (5) years after the termination of Executive's employment with the Company for any reason, but in no event later than 10 years after the date they were granted."

3. Section 4.02 of the Agreement is hereby deleted in its entirety, and replaced by the following:

"4.02 TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON. In the event that
(A) the Company terminates your employment hereunder without Cause, (B) you resign for Good Reason or (C) the Company fails to extend the Term for at least one additional one-year period as described herein, you shall be entitled to the following: (i) the payments and benefits described immediately above in sub-section (a) and (ii) a severance benefit (the "SEVERANCE BENEFIT") equal to two times (a) the higher of the Fixed Salary paid immediately preceding the Termination Date or the Fixed Salary on March 18, 2003 and (b) the "HIGHEST BONUS", where the Highest Bonus equals the greater of the Annual Bonus paid by the Company to you (x) during the period from twelve (12) months immediately preceding the Effective Date through the Termination Date, or (y) if your reduction in your Fixed Salary is not restored in whole or part, the amount your Annual Bonus would have been from the date of this Agreement through the Termination Date, calculated as if all reductions had been restored, but only to the extent that any such Annual Bonus paid during this period utilized the amount of your Fixed Salary in calculating said Annual Bonus; provided, however, that you shall have no right to have paid or payable from the Trust adopted by Company on October 23, 2001 pursuant to a Trust Agreement with HSBC Bank USA as trustee (the "OLD TRUST"), any portion of your Severance Benefit (i) attributable to any increase in your Fixed Salary after March 31,

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2002, or (ii) otherwise in excess of the Severance Benefit or other severance payment that you would have been eligible to receive if your employment with the Company had terminated as of March 31, 2002 under circumstances entitling you to a Severance Benefit or other severance payment. Payment of the Severance Benefit shall be contingent upon your execution of a waiver and release of claims (a "RELEASE") in favor of the Company and its affiliates and their respective employees and agents, substantially in the form set forth in Appendix A. The Severance Benefit shall be paid by the Company in a lump sum, no later than two
(2) business days after the expiration of the Revocation Period, as defined in the Release."

4. Section 4 of the Agreement is amended, to add a new Section 4.07, to read as follows:

"4.07. Parachute Payment Reduction. In the event that any amount or benefit paid, distributed or otherwise provided to the Executive by the Company whether pursuant to this Agreement or otherwise constitute a "parachute payment" within the meaning of Section 280G (b)(2) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive if the Executive were paid three times his base amount," as defined in Section 280G(b)(3) of the Code, less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the Executive's base amount less $1.00. The determinations to be made with respect to this Section 4.07 shall be made, at the Company's expense, by the accounting firm that is the Company's independent accounting firm (the "ACCOUNTING FIRM"). If a determination is made by the Accounting Firm that a reduction in the aggregate of all payments due to a Executive is required by this Section 4.07, the Executive shall have the right to specify the portion of such reduction, if any, that will be made under this Agreement and each plan or program of the Company. If the Executive does not so specify within 60 days following the date of a determination by the Accounting Firm pursuant to the preceding sentence, the Company shall determine, in its sole discretion, the portion of such reduction, if any to be made under this Retention Plan and each plan or program of the Company."

5. Section 6 of the Agreement is amended by deleting the "Good Reason" definition in its entirety and replacing it as follows:

""GOOD REASON" shall mean the occurrence of any of the following events: (i) a material adverse change in Executive's title or duties in effect on the Effective Date; (ii) a material reduction in Executive's Fixed Salary or Annual Bonus opportunity in effect on March 18, 2003; and (iii) the relocation of Executive's principal place of business to a location that is more than 35 miles from his principal place of business on the Effective Date."

6. You hereby agree to waive in all respects your entitlement to any Severance Benefit on the ground that the reduction in your salary pursuant to this First Amended Agreement constitutes a material reduction in your Fixed Salary as it existed prior to this First Amended Agreement. However, any further material reduction in the Fixed Salary in effect on March 18, 2003 shall, as set forth above, be considered Good Reason for you to resign and become entitled to Severance Benefits pursuant to your various employment agreements.

Except as amended by this First Amended Agreement, all terms and condition of the Agreement shall remain in full force and effect. Moreover, it is the intention of the parties hereto that if this First Amended Agreement is void, becomes voidable, or otherwise is or becomes unenforceable as drafted, then the Agreement shall continue in full force and effect, in accordance with the terms and conditions thereof immediately prior to the execution of this First Amended Agreement. This First Amended Agreement may be executed in any number of counterparts which together shall constitute one instrument, shall be governed by and construed in accordance with the laws and decisions of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.

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         IN WITNESS WHEREOF, the parties have duly executed this First Amended
Agreement as of this 19th day of March, 2003.

                                             MPOWER COMMUNICATIONS CORP.

                                    By:      /s/ Rolla P. Huff
                                             -----------------------------------
                                             Rolla P. Huff
                                             Chairman and CEO

                                             /s/ Russell I. Zuckerman
                                             -----------------------------------
                                             Russell I. Zuckerman